EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Audit Committee and Board of Directors

Napco Security Technologies, Inc. and Subsidiaries

Amityville, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-104700 and Registration No. 333-193930) of Napco Security Technologies, Inc. and Subsidiaries of our reports dated September 13, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2017.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

New York, New York

September 13, 2017